FOR IMMEDIATE RELEASE
For more information, contact:
Donna Lee
636-728-3189
THERMADYNE HOLDINGS CORPORATION ANNOUNCES
Third-Quarter and Nine-Month Results for Calendar-Year 2007
ST. LOUIS, MO — November 6, 2007 — Thermadyne Holdings Corporation (NASDAQ: THMD) today reported results for the three months and nine months ended September 30.
HIGHLIGHTS

	2007	2006	Change

Net Sales
Three months	$126.6	$113.7	11.4%
Nine months	$372.3	$339.9	9.5%

Gross Margin
Three months	$38.1	$33.5	13.7%
	30.1%	29.5%	0.6%
Nine months	$114.5	$97.7	17.2%
	30.8%	28.8%	2.0%

Net Income (Loss) from Continuing Operations
Three months	$1.3	($5.6)
Nine months	$4.2	($12.8)

Net Income (Loss)
Three months	$1.0	($5.7)
Nine months	$4.1	($12.4)

Net Income (Loss) Per Share
Three Months	$0.07	($0.43)

Nine Months	$0.30	($0.93)

Sales, Gross Margin and SG&A Costs
Net sales in the 2007 third quarter rose to $126.6 million, an increase of 11.4% from the same quarter of 2006. Net sales for the first nine months of 2007 increased to $372.3 million, 9.5% greater than the comparable period of 2006. Excluding the impact of foreign currency translations, net sales increased 8.2% and 7.1% for the three-month and nine-month periods ending September 30, 2007.

“Excluding the impact of foreign currency translation, our international sales increased 15% year-to-year in the three-month period. Momentum from prior initiatives in these markets appears to be building as this quarterly result is ahead of the nine-month pace of 13% year-to-year growth. Our successful product strategies, enhanced sales efforts and the weaker U.S. dollar have created a favorable climate for the full range of our products,” said Paul D. Melnuk, Chairman and Chief Executive Officer. “U.S. market sales growth of mid-single digit over last year’s third quarter is encouraging, since we have eliminated certain products and customers that didn’t meet our return objectives this year,” he added.
Gross profit in the third quarter of 2007 increased to $38.1 million, or 30.1% of net sales, as compared to $33.5 million, or 29.5% of net sales, in the third quarter period of 2006. Gross profit for the nine months ended September 30, 2007 increased to $114.5 million, or 30.8% of net sales, as compared to $97.7 million, or 28.8% of net sales, in the prior-year nine-month period.
“In the third quarter, the trend of improving gross profit margin percentage continued albeit at lower levels than earlier in the year due to ongoing commodity material cost inflation being higher than anticipated. We estimate that these commodity inflationary increases added another $6 million to our raw material and supply costs during the third quarter and $18 million year-to-date. A number of commodities, including copper, brass, nickel and petroleum-related items, have all posted double-digit increases again this year. In light of these significant cost increases, we are not disappointed with the margin improvement although we know we can and must do better,” commented Mr. Melnuk.
“For example, our August 2007 price increase does not appear to have been a quick nor aggressive enough response to the inflationary increases impacting our material costs as the price increase did not show meaningful impact until late in the quarter. In addition, although we continue to have great success with our continuous cost improvement process ‘TCP’, which is ahead of plan for the year, we were not able to achieve enough savings to offset inflation in the period,” Melnuk continued.
“Our gross margin of 30.8% for the first nine months of 2007 does reflect a 200 basis point improvement over the 28.8% of the prior-year comparable period. Through the combination of cost savings from our ‘TCP’ process as well as the full impact of the recent price increase, we expect margins in the fourth quarter to exceed the third-quarter gross margin performance levels and the year-to-date performance,” commented Mr. Melnuk.
Selling, general and administrative costs were $27.2 million in the third quarter of 2007, or 21.5% of net sales, compared with $26.0 million, or 22.9% of net sales, in the prior-year third quarter, excluding $2.8 million of incremental accounting related and bondholder consent fees in the prior-year period. Year-to-date selling, general and administrative costs were 21.6% of net sales compared with 22.5% of net sales in the prior-year comparable period, excluding $6.1 million of incremental accounting related and bondholder consent fees in the prior-year period.

Other Income and Expense Items
Interest costs of $6.7 million decreased $0.3 million from the third quarter of 2006, reflecting the Company’s reduced indebtedness and lower average interest rates following the June 2007 amendments to the Working Capital Facility and Second Lien Facility Agreements, as well as the $14 million pay down of the Second Lien Facility indebtedness. For the nine months ended September 30, 2007, the interest costs of $21.0 million were $1.6 million higher than the prior-year nine-month period. This additional interest expense in the nine-month period results primarily from the Special Interest Adjustment applicable in 2007 to the Company’s $175 million Senior Subordinated Notes at a rate that averaged 1.4% during the nine-month period. In addition, the average balance of the Second Lien Facility indebtedness was higher in 2007 as compared to the prior-year nine-month period.
The income tax provision for the three and the nine-month periods ending September 2007 were $1.7 million and $5.3 million, respectively, with effective rates of 56.9% and 55.8%, respectively. Approximately 75% of the $5.3 million tax provision is attributable to foreign taxes, which are currently payable. The portion of the income tax provision that is not currently payable arises primarily from additional U. S. income taxes accrued on earnings in foreign countries that may ultimately be repatriated and for which the use of offsetting available foreign tax credits is uncertain.
Net Income (Loss)
For the 2007 third quarter, net income from continuing operations was $1.3 million with net income of $1.0 million, after $0.3 million of net loss from discontinuing operations. In comparison, the third quarter of 2006 was a net loss of $5.7 million, including a net loss of $0.2 million from discontinued operations during that period. Net income from continuing operations was $4.2 million for the nine months ending September 30, 2007 and net income of $4.1 million after the $0.1 million loss from discontinued operations. In comparison, the first nine months of 2006 reflected a net loss from continuing operations of $12.8 million and a net loss of $12.4 million including income of $0.4 million from discontinued operations.
Operating EBITDA, As Adjusted, From Continuing Operations
In the third quarter of 2007, Operating EBITDA, as adjusted, from continuing operations was $14.5 million, or 11.5% of net sales, compared to $12.1 million, or 10.6% of net sales in the third quarter of 2006. Operating EBITDA, as adjusted, was $14.4 million including the discontinued operations for the third quarter of 2007, versus $12.6 million for the third quarter of 2006. Operating EBITDA, as adjusted, from continuing operations was $44.4 million, or 11.9% of net sales, for the nine months ending September 30, 2007 and $45.1 million including discontinued operations. For the first nine months of 2006, Operating EBITDA, as adjusted, from continuing operations was $35.5 million, or 10.4% of net sales, and $38.1 million including discontinued operations.

Divestitures & Discontinued Operations
In May 2007, the Company completed the sale of its remaining South African operations. The sales proceeds were approximately $13.8 million. The proceeds from the sale were used to reduce the Second Lien Facility.
As announced in December 2006, the Company is in the process of selling its manufacturing operations in Brazil and expects to complete the disposition in 2007. Operational results of the Brazilian and South African businesses are shown as discontinued operations in the Company’s 2007 financial statements.
Outlook
“As we have transitioned from the short-term ‘crisis management’ environment of the prior few years to a more stable, longer-term management approach in 2007, we have begun to launch more innovative new products, particularly plasma and welding equipment product lines. We are very pleased with the market reaction to the unique features of our new plasma products as orders are far exceeding our expectations since the limited release on October 1. Additionally, welding equipment sales, although lower than expected, have grown at higher rates than the business as a whole. The success of our new products will allow us to build on the inroads we have already made through our automated cutting line in penetrating new markets throughout the world,” Mr. Melnuk observed.
Mr. Melnuk continued: “With these new products and the benefits of our three-tiered brand strategy, we are optimistic about further international growth prospects for Thermadyne as we approach 2008. We will continue to target our product lines in markets outside the United States and build our international sales capabilities. Within the U.S., improved delivery, one-order/one-invoice and other customer service factors are being recognized and valued in the market place with market share gains. We are encouraged for the potential this creates to build on the strength of our industry-leading brands. Despite emerging concerns for the U.S. economy in general, the outlook for steel consumption remains relatively strong, as heavy industrial and infrastructure development continues. Accordingly, we estimate that our U.S. sales should continue throughout the fourth quarter at a pace comparable to what we have experienced so far this year. We also expect international market growth to continue for the remainder of this year and into 2008.”
Working Capital and Liquidity
“Our inventory and receivables management continue to be an area of special focus. As we have seen throughout this year, our inventory turns have improved to 3.5 times at September 2007, despite inventory build to support new product launches, from 3.2 turns at September 2006. We expect to further improve turns to 3.6, or better, by December 31, 2007, as compared with the 3.2 turns shown at December 31, 2006. We have also made progress in our billing practices and receivables management as indicated by the days-sales-outstanding metric of 64.7 in September 2007 versus the September 2006 level of 66.7. This will continue to be an area of focus for further improvement during 2008,” Mr. Melnuk stated.
As of September 30, 2007, the Company had combined cash and availability under its Working Capital Facility of $53 million in comparison with $35 million at December 31, 2006.
Use of Non-GAAP Measures
Our discussions of operations include reference to “Operating EBITDA, as adjusted.” While a non-GAAP measure, management believes this measure enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines “Operating EBITDA” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, minority interest, the nonrecurring items of severance accruals and post retirement benefit expense in excess of cash payments. The presentation of “Operating EBITDA, as adjusted” facilitates the reader’s ability to compare current period results to other periods by isolating certain unusual items of income or expense, such as those detailed in an attached schedule. Operating EBITDA, as adjusted, for certain unusual items, is reflective of management measurements which focus on operating spending levels and efficiencies and less on the non-cash and unusual items believed to be nonrecurring. Additionally, non-GAAP measures such as Operating EBITDA and Operating EBITDA, as adjusted, are commonly used to value the business by investors and lenders.
A schedule is attached which reconciles Net Loss from Continuing Operations as shown in the Consolidated Statements of Operations to Operating EBITDA and Operating EBITDA, as adjusted.
Non-GAAP measurements such as “Operating EBITDA” and “Operating EBITDA, as adjusted” are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Use of Operating EBITDA and Operating EBITDA, as adjusted, has material limitations, and therefore management provides reconciliation for the reader of Operating EBITDA and Operating EBITDA, as adjusted, to Net Loss from Continuing Operations.
The financial statement information presented in accordance with generally accepted accounting principles (GAAP) and the non-GAAP measure have not been reviewed by an independent registered public accounting firm.

Conference Call
Thermadyne will hold a teleconference on Wednesday, November 7, 2007 at 8:30 a.m. (Eastern).
To participate via telephone, please dial:
•   U.S. and Canada: 800-430-2053 (Conference ID 9415369)
Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a recording of the conference will be available from November 7, 2007 at 12:00 p.m. (Eastern) until November 15, 2007 at 11:59 p.m. (Eastern) by dialing (877) 519-4471. Enter conference ID 9415369 to listen to the recording.
About Thermadyne
Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. Its common shares trade on the NASDAQ under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.
Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.